Exhibit 99.1

IVIVI TECHNOLOGIES AND ALLERGAN
ENTER INTO WORLDWIDE DISTRIBUTION AGREEMENT

NORTHVALE, N.J., November 9, 2006 – Ivivi Technologies, Inc. (AMEX: II) today announced that it has entered into an exclusive worldwide distribution agreement with Allergan, a global healthcare company that discovers, develops and commercializes pharmaceutical and medical device products in specialty markets. Under the agreement, Allergan has the exclusive right to market, sell and distribute certain of Ivivi’s products worldwide in the aesthetic and bariatric medical procedure markets.

Under the terms of the agreement, Ivivi is entitled to receive an initial payment and milestone payments (upon initiation of commercial sales of the products in the United States and Europe) totaling $1,500,000, of which $500,000 is payable to Ivivi within five days of signing the agreement. Ivivi will also receive a specified price per unit and royalty payments. Ivivi has agreed to manufacture and supply Inamed with the products.

The agreement has an eight-year initial term beginning on the date of the first commercial sale of the products. At its option, Inamed may extend the term for two additional years without further payment and may extend the term for up to eight additional years by paying an extension fee.

Ivivi plans to file a Current Report on Form 8-K with the United States Securities and Exchange Commission today containing a more detailed description of the parties’ rights and obligations under the agreement.

”We are extremely excited to have reached an agreement to work with Allergan in the aesthetic and bariatric medical procedure markets,” commented David Saloff, President and co-CEO of Ivivi Technologies. “The agreement is further validation of our strategy to establish partnerships with sales and marketing leaders in each of our target markets. We expect that Allergan’s market share in the breast aesthetics, facial and worldwide bariatric surgery markets and the depth of its sales force will greatly enhance Ivivi's ability to gain market share.”

About Ivivi Technologies, Inc.
Based in Northvale, NJ, Ivivi Technologies, Inc. is an early-stage medical technology company focusing on designing, developing and commercializing proprietary electrotherapeutic technologies. Electrotherapeutic technologies use electric or electromagnetic signals to help relieve pain, swelling and inflammation and to promote healing processes and tissue regeneration.

Forward-Looking Statements
This press release contains “forward looking statements” that are subject to risk and uncertainties, including, but not limited to, the Company’s limited operating history, history of significant and continued operating losses and substantial accumulated earnings deficit, difficulties with its financial accounting controls, the failure of the market for the Company’s products to continue to develop, the inability for customers to receive third party reimbursement, the inability to obtain additional capital, the inability to protect the Company’s intellectual property, the loss of any executive officers or key personnel or consultants, competition, changes in the regulatory landscape or the imposition of regulations that affect the Company’s products and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the Company’s registration statement on Form SB-2. These risks could cause actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the Company. The Company assumes no obligation to update the information contained in this press release.

Contact: Investor Relations: Cameron Associates Alison Ziegler, 212-554-5469 alison@cameronassoc.com